Exhibit 99.1

NEWS RELEASE
1101 East Arapaho Road Suite 200 Richardson TX 75081 USA (972) 234-6400 main

Contact

Michael L. Paxton, VP, CFO
972.301.3658, mpaxton@intrusion.com

INTRUSION INC. REPORTS REVENUE OF $1.7 MILLION IN THE THIRD QUARTER OF 2017

Richardson, Texas – November 13, 2017 – Intrusion Inc. (OTCQB: INTZ), (“Intrusion”) announced today financial results for the three and nine months ended September 30, 2017.

Intrusion’s net income was $568 thousand in the third quarter 2017 compared to a net loss of $280 thousand in the third quarter 2016. Included in the third quarter 2017 net income was $928 thousand of other income, which included $872 thousand from the sale of certain IP addresses that were not currently being used in the Company’s business operations and were not required for the Company’s future business plans.

Intrusion’s revenue for the third quarter 2017 was $1.7 million compared to $1.6 million in the third quarter 2016 and $1.6 million for the second quarter 2017.

Gross profit was $0.9 million or 56 percent of revenue in the third quarter of 2017 compared to $1.0 million or 62 percent of revenue in the third quarter 2016 and $0.9 million or 59% of revenue in the second quarter 2017. The reduction of gross profit percentage is primarily due to projects having more hardware than in past orders. A gross profit margin on these projects is lower than projects composed of software and labor only.

Intrusion’s third quarter 2017 operating expenses were $1.3 million compared to $1.2 million in the third quarter 2016 and $1.3 million in the second quarter 2017.

As of September 30, 2017, Intrusion reported cash and cash equivalents of $0.3 million, a working capital deficiency of $1.0 million and debt of $3.0 million.

“Orders booked in the third quarter 2017 were $1.6 million; however, we have already booked $2.9 million of orders in the fourth quarter. These fourth quarter orders are expected to increase revenue by $0.6 million per quarter,” stated G. Ward Paxton, President and CEO of Intrusion.

Intrusion

Third Quarter 2017 Results

Intrusion’s management will host its regularly scheduled quarterly conference call to discuss the Company’s financial and operational progress at 4:00 P.M., CST today. Interested investors can access the call at 1-877-258-4925 (if outside the United States, 1-973-500-2152). For those unable to participate in the live conference call, a replay will be accessible beginning today at 7:00 P.M., CST until November 20, 2017 by calling 1-855-859-2056 (if outside the United States, 1-404-537-3406). At the replay prompt, enter conference identification number 4649089. Additionally, a live and archived audio webcast of the conference call will be available at www.intrusion.com.

About Intrusion Inc.

Intrusion Inc. is a global provider of entity identification, high speed data mining, cybercrime and advanced persistent threat detection products. Intrusion’s product families include TraceCop™ for identity discovery and disclosure, and Savant™ for network data mining and advanced persistent threat detection. Intrusion’s products help protect critical information assets by quickly detecting, protecting, analyzing and reporting attacks or misuse of classified, private and regulated information for government and enterprise networks. For more information, please visit www.intrusion.com.

This release may contain certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties.  Such statements include, without limitations, statements regarding future revenue growth and profitability, including significant expected future revenue from orders booked in fourth quarter of this year, forecasted future sales opportunities with potential new customers, the difficulties in forecasting future sales caused by current economic and market conditions, the effects of sales and implementation cycles for our products on our quarterly results and difficulties in accurately estimating market growth, the effect of military actions on government and corporate spending on information security products, spending patterns of, and appropriations to, U.S. government departments, as well as other statements.  These statements are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements. The factors that could cause actual results to differ materially from expectations are detailed in the Company's most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.”

Intrusion

Third Quarter 2017 Results

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except par value amounts)

	September 30,	December 31,
	2017	2016
ASSETS

Current Assets:
Cash and cash equivalents	$263	$64
Accounts receivable	879	745
Inventories, net	30	45
Prepaid expenses	37	75
Total current assets	1,209	929

Property and equipment, net	162	308
Other assets	38	40
TOTAL ASSETS	$1,409	$1,277

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Accounts payable and accrued expenses	$1,060	$896
Dividends payable	411	303
Obligations under capital lease, current portion	70	139
Deferred revenue	658	395
Total current liabilities	2,199	1,733

Loan payable to officer	2,865	2,885
Obligations under capital lease, noncurrent portion	22	61

Stockholders' Deficit:
Preferred stock, $.01 par value:
Authorized shares – 5,000
Series 1 shares issued and outstanding–200 in 2017 and 2016
Liquidation preference of $1,150 in 2017 and $1,113 in 2016	707	707
Series 2 shares issued and outstanding–460 in 2017 and 2016
Liquidation preference of $1,313 in 2017 and $1,270 in 2016	724	724
Series 3 shares issued and outstanding–289 in 2017 and 2016
Liquidation preference of $720 in 2017 and $697 in 2016	412	412
Common stock, $.01 par value:
Authorized shares – 80,000
Issued shares – 12,808 in 2017 and 12,758 in 2016
Outstanding shares – 12,798 in 2017 and 12,748 in 2016	128	128
Common stock held in treasury, at cost – 10 shares	(362)	(362)
Additional paid-in capital	56,541	56,595
Accumulated deficit	(61,720)	(61,499)
Accumulated other comprehensive loss	(107)	(107)
Total stockholders' deficit	(3,677)	(3,402)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$1,409	$1,277

Intrusion

Third Quarter 2017 Results

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue	$1,678	$1,595	$4,780	$4,693
Cost of revenue	736	610	1,951	1,677

Gross profit	942	985	2,829	3,016

Operating expenses:
Sales and marketing	394	429	1,169	1,276
Research and development	617	508	1,797	1,908
General and administrative	242	292	855	941

Operating income (loss)	(311)	(244)	(992)	(1,109)

Other Income	928	—	928	—
Interest expense, net	(49)	(36)	(157)	(102)

Net income (loss)	$568	$(280)	$(221)	$(1,211)

Preferred stock dividends accrued	(35)	(35)	(104)	(104)
Net income (loss) attributable to common stockholders	$533	$(315)	$(325)	$(1,315)

Net income (loss) per share attributable to common stockholders:
Basic	$0.04	$(0.02)	$(0.03)	$(0.10)
Diluted	$0.04	$(0.02)	$(0.03)	$(0.10)

Weighted average common shares outstanding:
Basic	12,798	12,748	12,781	12,733
Diluted	14,076	12,748	12,781	12,733